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                                                                    Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 13, 1998 included in The Kroll-O'Gara Company's Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

We also consent to the incorporation by reference in this registration statement of our report dated February 25, 1999 included in The Kroll-O'Gara Company's Form 8-K filed on March 11, 1999, covering the supplemental financial statements of The Kroll-O'Gara Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997.

                                                             ARTHUR ANDERSEN LLP


Cincinnati, Ohio
March 11, 1999